SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2003

NETSCREEN TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

0-33387	Delaware	77-0469208
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

805 11th Avenue, Building 3, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

(408) 543-2100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description of Exhibit

99.01	Press release dated April 23, 2003*

*	This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9. Regulation FD Disclosure.

This information, furnished under this “Item 9. Regulation FD Disclosure,” is intended to be furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216 and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

On April 23, 2003, NetScreen Technologies, Inc., a Delaware corporation, issued a press release announcing earnings for the quarter ended March 31, 2003. The earnings press release, which has been attached as Exhibit 99.01, discloses certain “pro-forma” financial measures that are not presented in accordance with United States generally accepted accounting principles, or GAAP. The non-GAAP measures contained in our earnings press release related to results for the quarter ended March 31, 2003 exclude the following aggregate amounts:

•	$5.5 million of non-cash stock-based compensation associated with stock options;

•	$245,000 of amortization of intangible assets associated with the acquisition of OneSecure, Inc.; and

•	$1.4 million of tax expense primarily attributable to the adjustments noted above.

The stock-based compensation relates to the amortized portion of the deferred compensation charge associated with stock options granted prior to our initial public offering in December 2001, and will continue until fiscal 2006. The amortization of intangible assets associated with the OneSecure acquisition completed in September 2002 will continue until fiscal 2012. These adjustments generate a reduction in our tax provision on a pro-forma basis as a result of the increased income before taxes and an increased benefit arising from the realization of deferred tax assets, partially offset by an increase in our federal and state statutory taxes.

Management uses this pro-forma information to monitor and evaluate on-going operating results and trends that affect our core business. We believe that this pro-forma information provides investors with information that highlights the underlying performance of our business.

However, these pro-forma measures should be considered supplemental to, and not a substitute for or superior to, net income, operating expense, gross margin, operating profit margin, earnings per share, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in our press release have been reconciled to the comparable GAAP measure in the press release filed as an exhibit to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSCREEN TECHNOLOGIES, INC.

Date:	April 23, 2003	By:	/s/ Robert D. Thomas
Robert D. Thomas President, Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.01	Press release dated April 23, 2003*

*	This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.